UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2008
Medicis Pharmaceutical Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-18443	52-1574808
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8125 North Hayden Road, Scottsdale, Arizona	85258-2463
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (602) 808-8800
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 16, 2008, Medicis Pharmaceutical Corporation (“Medicis”) entered into a definitive merger agreement (the “Merger Agreement”) with LipoSonix, Inc., a privately held Delaware corporation (“LipoSonix”).
Summary of the terms of the Merger Agreement:
Form of Transaction. Donatello, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of Medicis, will merge with and into LipoSonix (the “Merger”), with LipoSonix remaining as the surviving corporation and a wholly-owned subsidiary of Medicis.
Merger Consideration. All outstanding shares of LipoSonix’s common stock and preferred stock, as well as all vested options, will be converted into the right to receive at the closing an aggregate of $150 million in cash, subject to certain adjustments including the escrow fund described below, plus milestone and contingent payments of up to $150 million in cash. The milestone and contingent payments include (i) a milestone payment if the U.S. Food and Drug Administration (the “FDA”) grants market clearance or approval of the LipoSonix product by a specified time and (ii) contingent and milestone payments tied to such product’s future worldwide sales and gross profits performance. The contingent payments are based on sales and gross profits of the LipoSonix product during the seven-year period beginning on the first day of the first full quarter following U.S. market launch of the LipoSonix product and are subject to an aggregate cap of $150 million.
Notwithstanding the foregoing, no contingent payments can be earned after the earlier to occur of (i) the seventh anniversary of the first day of the first full quarter following U.S. market launch of the LipoSonix product and (ii) December 31, 2019.
The closing consideration will be funded from Medicis’s existing cash balances.
Indemnification and Escrow. The Merger Agreement provides that Medicis will be indemnified for breaches of representations and warranties as well as certain other specified matters in the Merger Agreement, subject to certain limitations in the Merger Agreement. This post-closing indemnification right of Medicis is limited to a specified amount, based upon funds that will be deposited into an escrow fund at closing and a right of Medicis to offset against contingent payments, each as described further below. At closing, a portion of the $150 million of closing merger consideration will be held in escrow to fund indemnification obligations payable during the first two years after closing. Any remaining amounts in the escrow fund will be released, subject to pending and unresolved indemnification claims, two years after closing. In addition, Medicis will be entitled to offset losses against contingent payments by up to a specified amount after all monies on deposit in the escrow fund have been paid out or released or are the subject of pending or unresolved indemnification claims.
Representations, Warranties and Covenants. The Merger Agreement contains customary representations, warranties and covenants of Medicis, Merger Sub and LipoSonix. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Merger Agreement, (ii) are subject to the materiality standards contained in the Merger Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. LipoSonix has also agreed not to (a) solicit proposals relating to alternative business combination transactions or (b) subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions.
LipoSonix Shareholder Approval. The Merger Agreement requires that holders of each class and series of LipoSonix’s outstanding capital stock approve the acquisition by vote or written consent by the second business day following the date of the Merger Agreement. The approval of LipoSonix’s shareholders has already been obtained.

Closing Conditions. The closing of the Merger is subject to the satisfaction of certain customary conditions to closing.
Termination. The Merger Agreement contains certain termination rights for both Medicis and LipoSonix and further provides that, upon termination of the Merger Agreement under specified circumstances, LipoSonix may be required to pay Medicis a termination fee of $6,000,000 or, under other specified circumstances, $1,000,000 plus the charges and expenses Medicis incurred in connection with the transactions contemplated by the Merger Agreement.
Medicis expects to file a copy of the Merger Agreement as an exhibit to its Form 10-Q for its quarter ended June 30, 2008.
Item 7.01. Regulation FD Disclosure.
On June 16, 2008, Medicis issued a press release announcing the transaction described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated June 16, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICIS PHARMACEUTICAL CORPORATION
By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, General Counsel and Corporate Secretary

Date: June 18, 2008